UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14C

                                 (Rule 14c-101)

                            SCHEDULE 14C INFORMATION

             INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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|_|   Preliminary information statement

|_| Confidential, For Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

|X|   Definitive information statement

                            JB OXFORD HOLDINGS, INC.
                            ------------------------
                (Name of Registrant as Specified In Its Charter)
                ------------------------------------------------

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

                        [JB OXFORD HOLDINGS, INC.] [LOGO]


                                November 19, 2004

Dear Shareholder:

      You are cordially invited to attend the 2004 annual meeting of shareholders of JB Oxford Holdings, Inc., to be held at 1:00 P.M. local time on Monday, December 13, 2004, at our company headquarters, 15165 Ventura Boulevard, Suite 330, Sherman Oaks, California 91403.

      As more fully described in the attached notice of annual meeting and the accompanying information statement, the business to be addressed at the annual meeting is: i) the election of directors; and ii) ratification of the appointment of BDO Seidman, LLP as our independent auditors for 2004.

      WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. Our Chairman and Chief Executive Officer, Christopher L. Jarratt, directly and through Third Capital Partners, LLC, which is owned and controlled by him, owns 55.4% of the outstanding shares of our common stock. Mr. Jarratt has indicated that he intends to vote such shares in favor of the four directors named in the attached information statement, and in favor of the ratification of the appointment of BDO Seidman, LLP as our independent auditors for 2004. Mr. Jarrett's vote will be sufficient to elect the four directors named in the attached information statement and to ratify the appointment of BDO Seidman, LLP as our independent auditors for 2004.

      On behalf of the directors and management, we would like to thank you for your continued support and confidence and look forward to seeing you at the annual meeting.

                                         Sincerely,

                                         C.L. JARRATT
                                         Chairman of the Board
                                         and Chief Executive Officer
November 19, 2004

                            JB OXFORD HOLDINGS, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON DECEMBER 13, 2004

TO THE SHAREHOLDERS OF JB OXFORD HOLDINGS, INC.:

      The 2004 annual meeting of shareholders of JB Oxford Holdings, Inc. will be held at 1:00 P.M. local time on Monday, December 13, 2004, at our company headquarters, 15165 Ventura Boulevard, Suite 330, Sherman Oaks, California 91403, for the following purposes:

1. To elect directors to serve a term of one year or until a successor of each has been duly elected and qualified (Proposal 1);

2. To ratify the appointment of BDO Seidman, LLP as independent auditors for 2004 (Proposal 2); and

3. To transact any other business that may properly come before the annual meeting or any adjournment thereof.

      These items of business are more fully described in the information statement accompanying this notice.

      Only shareholders of record at the close of business on November 12, 2004 are entitled to notice of and to vote at the annual meeting or any adjournment thereof.

                                         By Order of the Board of Directors,

                                         BARRY S. FISCHER
                                         Secretary

                            JB OXFORD HOLDINGS, INC.

                              INFORMATION STATEMENT

                               GENERAL INFORMATION

      This information statement is furnished in connection with the 2004 annual meeting of shareholders of JB Oxford Holdings, Inc., a Utah corporation, to be held at 1:00 P.M. local time on Monday, December 13, 2004, at our headquarters, 15165 Ventura Boulevard, Suite 330, Sherman Oaks, California 91403. As more fully described below, the principal business to be addressed at the annual meeting is the election of directors and ratification of the appointment of BDO Seidman, LLP as our independent auditors for 2004.

      This information statement and the notice of annual meeting are being sent to shareholders beginning on or about November 19, 2004.

SHARES OUTSTANDING AND VOTING RIGHTS

      Holders of record of shares of our common stock at the close of business on November 12, 2004, are entitled to notice of and to vote at the annual meeting. On November 12, 2004, there were 3,692,419 shares of our common stock outstanding. Each share is entitled to one vote in each of the matters properly presented at the annual meeting.

QUORUM AND VOTING REQUIREMENTS

      Fifty-one percent of the outstanding shares of common stock will constitute a quorum at the annual meeting. Shares of common stock represented in person or by proxy at the annual meeting, including abstentions, will be tabulated by the inspectors of election appointed for the annual meeting and will determine whether or not a quorum is present.

      A plurality of the votes cast by the holders of the shares of common stock present in person or represented by a proxy at the annual meeting is required for the election of directors. A majority of the votes entitled to be cast on the proposal at the annual meeting is required for the ratification of the appointment of BDO Seidman, LLP as our independent auditors for 2004.

      With respect to the election of directors, votes may be cast in favor or withheld. Votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified only with respect to the ratification of BDO Seidman, LLP and will be counted as shares that are present and entitled to vote for a proposal, but will not be counted in the total number of votes cast in favor of or against the proposal, and thus will have no effect on the outcome of voting.

      WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

      Our Chairman and Chief Executive Officer, Christopher L. Jarratt, directly and through Third Capital Partners, LLC, which is owned and controlled by him, owns 55.4% of the outstanding shares of our common stock. Mr. Jarratt has indicated that he intends to vote such shares in favor of the four directors named in the attached information statement, and in favor of the ratification of the appointment of BDO Seidman, LLP as our independent auditors for 2004. Mr. Jarrett's vote will be sufficient to elect the four directors named in the attached information statement and to ratify the appointment of BDO Seidman, LLP as our independent auditors for 2004.

HOW TO VOTE

      Only shareholders of record who are present in person at the annual meeting, or represented by the shareholder's own attorney-in-fact who can present a proxy or power of attorney executed by the shareholder of record and authorizing the holder to vote the shares of the shareholder of record at the annual meeting, may vote at the annual meeting.

                       PROPOSAL 1 -- ELECTION OF DIRECTORS

DIRECTOR NOMINEES

      At the annual meeting, four directors are to be elected to the Board of Directors, each to serve a one-year term or until their successors are duly elected and qualified. The Board of Directors has nominated Christopher L. Jarratt, David G. Mahood, Terry N. Pefanis and Bernard M. Notas for election as directors. All nominees other than Bernard M. Notas are currently directors.

      Biographical information relating to each of the director nominees appears below under the heading "Board of Directors."

                               BOARD OF DIRECTORS

      Set forth below is biographical information for each member of the Board of Directors, each of whom is a nominee for election as a director at the annual meeting.

            NAME                AGE            POSITIONS WITH THE COMPANY
 Christopher L. Jarratt         42        Director, Chairman of the Board and
                                          Chief Executive Officer
 David G. Mahood                42        Director
 Terry N. Pefanis               44        Director
 Bernard M. Notas               54        Nominee for Director

Christopher L. Jarratt has served as a director and our Chairman of the Board and Chief Executive Officer since June 1998. While Mr. Jarratt has previously served as a director of several publicly-traded companies, Mr. Jarratt currently serves only on our Board of Directors. Since 1992, Mr. Jarratt has also served as President of Jarratt Associates, Inc., a company engaged in various investment activities. Mr. Jarratt is Chief Manager of Third Capital, LLC, a company engaged in various investment and advisory activities, since September 1996 and Chief Manager and Chief Executive Officer of Third Capital Partners, LLP, a company engaged in various investment and advisory activities, since 1998.

David G. Mahood has served as a director since November 1998. Since June 1997, Mr. Mahood has served as a director and Chief Executive Officer of MGC, Inc., a specialty contractor for laboratory and institutional equipment and furnishings, and as Sales and Operation Manager prior to that time.

Terry N. Pefanis has served as a director since March 2001. Since February 2003, Mr. Pefanis has been the Chief Operating Officer of Big Idea Productions, a privately held entertainment and communications company. From May 1997 through January 2003, Mr. Pefanis was the Chief Financial Officer of the Creative Content Group of Gaylord Entertainment Company, a publicly-traded entertainment and communications company. From October 1994 through April 1997, Mr. Pefanis was a Corporate Finance and Internal Audit Director for Gaylord Entertainment Company.

Bernard M. Notas has served as the Chief Financial Officer for Baypoint Trading, LLC in San Francisco, California since July 2002. He served as Chief Financial Officer for Offroad Securities from July 1998 through June 2001, and for Montgomery Securities / Nationsbank Montgomery Securities from July 1987 through October 1997. Between July 2002 and June 2001, and between October 1997 and July 1998, Mr. Notas worked as a consultant for a number of broker dealers. Mr. Notas holds the Series 7, 24, 27, and 63 securities licenses.

DIRECTOR INDEPENDENCE, MEETING ATTENDANCE AND COMMITTEES OF THE BOARD OF
DIRECTORS

      The Board of Directors has considered transactions and relationships between each director or any member of his or her immediate family and us and our subsidiaries and affiliates, including those reported under "Certain Relationships and Related Transactions," to determine whether any relationships or transactions were inconsistent with a determination that a director is independent within the meaning of the rules of the Nasdaq Stock Market and, for audit committee members, also independent within the meaning of the rules of the SEC. The Board determined that Messrs. Pefanis and Mahood, as well as Bernard M. Notas who has been nominated to stand for election to the Board at the 2004 annual meeting, qualify as independent.

      The Board of Directors held six meetings in 2003. During 2003, each incumbent director attended at least 75% of the aggregate of the meetings of the Board and the board committees on which they served. While directors are encouraged to attend the annual shareholders' meeting, we have no formal policy regarding such attendance. All directors attended last year's annual meeting of shareholders.

      The Board of Directors has the standing committees listed below.

      Audit Committee. The purpose of the audit committee, as set forth in its written Charter, is to select, set the compensation and monitor the performance of our independent public accountants, and to establish and oversee our systems of internal accounting and auditing control. A copy of our audit committee charter was attached as an appendix to our proxy statement relating to our 2002 annual shareholders' meeting. During 2003 and from January 1, 2004 to the date of the 2004 annual meeting, the audit committee was and will be composed of Messrs. Pefanis, Grossi and Mahood. The Board of Directors has determined that Messrs. Pefanis and Mahood are independent under applicable SEC and NASDAQ rules relating to audit committee members, and that Mr. Pefanis meets the qualifications as an "audit committee financial expert, within the meaning of the rules of the SEC, and he has been so designated. Following the 2004 annual meeting, it is anticipated that Mr. Notas will replace Mr. Grossi as a member of the audit committee. Mr. Notas has been determined by the Board of Directors to be independent under applicable SEC and NASDAQ rules relating to audit committee members, as well as to meet the qualifications standards as an "audit committee financial expert." The audit committee held four meetings in 2003.

      Compensation Committee. The compensation committee reviews our compensation philosophy and programs, exercises authority with respect to the payment of salaries and incentive compensation to directors and executive officers and administers our stock option plans. During 2003 and from January 1, 2004 to the date of the annual meeting, the compensation committee was composed of Messrs. Grossi, Mahood and Pefanis. Following the annual meeting, it is anticipated that Mr. Notas will replace Mr. Grossi as a member of the compensation committee. The compensation committee did not meet in 2003.

      Director Nominations. The Board of Directors does not have a standing Nominating Committee. Third Capital Partners holds more than a majority of the outstanding shares of common stock and, therefore, it has the power to control the election of all of our directors. Christopher L. Jarratt, Chief Manager and Chief Executive Officer of Third Capital Partners, who also serves as our Chairman and Chief Executive Officer, has the sole right to vote, or direct the voting of, the shares of common stock owned by Third Capital Partners. Therefore, the Board of Directors nominates for election as director those persons whom Mr. Jarratt desires to serve as directors.

COMMUNICATIONS WITH THE DIRECTORS

      Shareholders and other parties interested in communicating with our Board of Directors may do so by writing to the Board of Directors, JB Oxford Holdings, Inc., 15165 Ventura Boulevard, Suite 330, Sherman Oaks, California 91403. Under the process for such communications established by the Board of Directors, our General Counsel reviews all such correspondence and regularly forwards to all members of the Board a summary of the correspondence. Directors may at any time review a log of all correspondence received that is addressed to the Board or any member of the Board and request copies of any such correspondence. Additionally, correspondence that, in the opinion of the General Counsel, relates to concerns or complaints regarding accounting, internal accounting controls and auditing matters is summarized and the summary and a copy of the correspondence is forwarded to the chairman of the audit committee.

DIRECTOR COMPENSATION

      Outside directors are compensated $10,000 per quarter, as well as out of pocket expenses for each meeting attended in person. The chairmen of the compensation committee and audit committee receive no additional compensation for their duties. Employee directors are not compensated for meeting attendance.

      The Non-Employee Directors' Stock Option Plan provides for the grant of non-qualified stock options to purchase 25,000 shares of our common stock to each non-employee director upon his or her initial election to the Board of Directors and an additional annual grant of 5,000 non-qualified stock options. Each option has an exercise price equal to the fair market value of the common stock on the date of the grant, and vests over a period of three years with one-third vesting on each anniversary date of the grant.

EXECUTIVE OFFICERS

      Set forth below is biographical information for each of our executive officers who is not a director. For biographical information regarding Mr. Jarratt, see "Board of Directors."

          NAME             AGE   POSITION WITH THE COMPANY
 Christopher L. Jarratt    42    Chairman of the Board and
                                 Chief Executive Officer
 Michael J. Chiodo         47    Chief Financial Officer and Treasurer
 Barry S. Fischer          43    General Counsel and Secretary

      Michael J. Chiodo has served as our Chief Financial Officer and Treasurer since September 1997. Mr. Chiodo served as our Acting Chief Financial Officer from August 1994 to September 1997 and joined us in 1990. Mr. Chiodo is also a former partner of the accounting firm of Sorensen, Chiodo & May.

      Barry S. Fischer has served as our General Counsel and Secretary since July 2003. From August 2002 to June 2003, Mr. Fischer served as Executive Vice President for Legal and Compliance of our subsidiary, National Clearing Corp., and served as General Counsel of National Clearing Corp. and JB Oxford & Company from June 2003 to January 2004. In January 2004, he became President and Chief Executive Officer of National Clearing Corp. and JB Oxford & Company. Mr. Fischer was previously General Counsel and Chief Compliance Officer for Mr. Stock, Inc. from April 2001 to August 2002, and for Brown & Company Securities Corp. from August 1998 to April 2001. Mr. Fischer formerly was a partner of the law firm of Bernkopf, Goodman & Baseman LLP.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      In April 1999, the Board of Directors established the compensation committee which consists of Messrs. Grossi, Mahood and Pefanis. The compensation committee reviews and makes recommendations regarding our compensation and individual bonus programs for our executive officers. Stock options and restricted stock awards granted to our executive officers are also recommended by the compensation committee. The compensation committee submits its proposals and recommendations for compensation, bonus programs and equity based awards for our executive officers to the full Board of Directors for approval.

      The compensation committee subscribes to a total compensation program for our executive officers. The compensation program is composed of three elements: base salary, annual incentives and long-term equity based compensation. The compensation committee's overall policy is to offer our executive officers competitive cash and long-term equity based compensation opportunities based upon their personal performances, our financial performance and their personal contribution to our financial performance. We have retained Third Capital, LLC, a company controlled by Mr. Jarratt, to provide certain professional and advisory services to us, including the services of Mr. Jarratt as our Chairman of the Board and Chief Executive officer. Mr. Jarratt does not receive a base salary from us, but is eligible to receive annual incentives and equity based compensation. See "Chief Executive and Operating Officers' Compensation." The compensation committee strives for fairness in the administration of executive compensation.

      The principal factors taken into account in establishing each executive officer's compensation package are summarized below. Additional factors may be taken into account to a lesser degree, and the relative weight given to each factor varies with each individual in the discretion of the Board of Directors. The Board may in its discretion apply entirely different factors.

      Cash-Based Compensation. The compensation committee recommends base salary for executive officers on the basis of personal performance, growth of our earnings and the salary levels in effect for comparable positions with other companies in the industry. This comparison group is not the same as the one included in the peer group index in the performance graph. We select the companies for comparison based on numerous factors, such as the industries in which they operate, their size and complexity and the availability of compensation information.

      The cash based compensation has also been structured to include annual incentive compensation for each executive officer. The annual incentive compensation is based on our financial performance and the individual's personal contributions to our financial performance. The compensation committee believes that the performance-based incentive compensation is crucial in attracting high caliber executives necessary for the successful conduct of our business.

      We also maintain an Internal Revenue Code ss. 401(k) defined benefit plan under which all of our eligible employees, including executive employees, may elect to defer compensation up to the limits imposed by the Code. The 401(k) plan provides contributions by us to the plan of an amount equal to 25% of the amount contributed by the employee, up to 6% of their compensation.

      Long-Term Equity Based Compensation. Each stock option grant or restricted stock award is designed to attract and retain executive officers by facilitating their acquisition of an equity interest in the company, which aligns their interest with those of our shareholders. Each stock option grant allows the executive officer to acquire shares of our common stock at a fixed price per share (the market price on the date of the grant) over a specified period of time (up to ten years), thus providing a return to the executive officer only if he or she remains in our employ and the market price of the shares appreciates over the option term. The size of the option grant is usually set at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual's current position. The size of option grants to similar individuals in comparable companies, the individual's potential for future responsibility and promotion within the company, the individual's personal performance and our financial performance are also taken into account in determining the size of the stock option grant or restricted stock award.

      Chief Executive and Operating Officers' Compensation. Mr. Jarratt, our Chairman of the Board and Chief Executive Officer, does not receive a base salary from us. Instead, we pay Third Capital for the services of Mr. Jarratt. The agreement between us and Third Capital provided for a monthly advisory fee of $76,500 during 2003 and the first half of 2004, when Third Capital was providing to us the services of both Mr. Jarratt and James G. Lewis, who served as our President and Chief Operating Officer through April 15, 2004. Effective July 1, 2004, this fee was reduced to $42,500 per month.

                                         Compensation Committee

                                         MARK D. GROSSI
                                         DAVID G. MAHOOD
                                         TERRY N. PEFANIS

SUMMARY COMPENSATION TABLE

      The following Summary Compensation Table sets forth the annual compensation for those serving as executive officers and directors as of December 31, 2003 and compensated by us or any of our subsidiaries for each of the last three completed fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                             Long-Term
                                                            Compensation
   Name and Position          Annual Compensation          Shares of Stock             All Other
   with the Company         Year  Salary     Bonus       Underlying  Options (1)     Compensation
 -------------------        -------------------------    --------------------       --------------
Christopher L. Jarratt,    2003      --      --                    --                  $918,000 (2)
  Chairman of the Board    2002      --      --                    --                  $918,000 (2)
  and Chief Executive      2001      --      --                    --                  $994,500 (2)
  Officer
Michael J. Chiodo, Chief   2003  $138,291  $  1,510                --                  $ 13,013 (3)
  Financial Officer and    2002  $138,000  $  7,400                --                  $ 11,172 (3)
  Treasurer                2001  $138,000  $ 32,000                --                  $ 12,113 (3)
Barry S. Fischer,          2003  $165,344  $ 21,510                --                  $ 12,095 (4)
 General Counsel and       2002      --       --                   --                        --  --
  Secretary                2001      --       --                   --                        --  --

Former Officer
James G. Lewis, former     2003      --       --                   --                      --   (2)
President and Chief        2002      --       --                   --                      --   (2)
Operating Officer          2001      --       --                 30,000                    --   (2)

(1) Options to purchase common stock granted pursuant to our 1998 Stock Option and Award Plan.

(2)   We paid $918,000, $918,000 and $994,500 for the years 2003, 2002 and 2001, respectively, to Third Capital, LLC for professional and advisory services, including the services of Messrs. Jarratt and Mr. Lewis. Mr. Jarratt is Chief Manager and of Third Capital. See "Employment Agreements and Compensation Arrangements."

(3) Other Compensation for 2003 includes $9,037 health insurance premiums paid by us, and contributions by us to our 401(k) savings plan as a matching contribution in the amount of $3,976. Other Compensation for 2002 includes $9,094 health insurance premiums paid by us, and contributions by us to our 401(k) savings plan as a matching contribution in the amount of $2,078. Other Compensation for 2001 includes $7,966 health insurance premiums paid by us, $1,597 for life insurance premiums paid by us and contributions by us to our 401(k) savings plan as a matching contribution in the amount of $2,550.

(4) Other Compensation for 2003 includes $6,439 health insurance premiums paid by us, and contributions by us to our 401(k) savings plan as a matching contribution in the amount of $5,656.

This table excludes the value of certain incidental personal benefits. The incremental cost to us of providing such incidental personal benefits did not, for the current year, exceed the lesser of $50,000 or 10% of annual salary and bonus for any of the respective individuals named in the table as set forth.

                            OPTION/SAR GRANTS IN 2003

There were no options or SARs granted in 2003 to any of the Named Executive Officers.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR END OPTION/SAR VALUES

                                                                                 NUMBER OF
                                                                                SECURITIES                      VALUE OF
                                                                                UNDERLYING                    UNEXERCISED
                                                                                UNEXERCISED                   IN-THE-MONEY
                                                                              OPTIONS/SARS AT                 OPTIONS/SARS
                                                                                  FISCAL                       AT FISCAL
                                 SHARES                                        YEAR-END (#)                   YEAR-END ($)
                               ACQUIRED ON          VALUE                      EXERCISABLE/                   EXERCISABLE/
              NAME             EXERCISE (#)         REALIZED ($)               UNEXERCISABLE                 UNEXERCISABLE

             (A)                    (B)                   (C)                        (D)                           (E)
-------------------------------------------       ------------------    ----------------------------    -------------------------

Christopher L. Jarratt              --                                          112,500/0                          0/0
James G. Lewis                      --                                          105,000/0                          0/0
Michael J. Chiodo                   --                                              400/0                          0/0
Barry S. Fischer                    --                                            1,000/0                          0/0

All shares above have been adjusted to reflect the one for ten reverse stock split which was effective October 15, 2002.

LONG-TERM INCENTIVE AND PENSION PLANS

      We maintain a 401(k) savings plan for its employees. We match 50% of the total contributions made by eligible employees up to 10% of their annual salary.

      Other than the 401(k) plan, we do not have any long-term incentive, pension or similar plans.

EMPLOYMENT AGREEMENTS AND COMPENSATION ARRANGEMENTS

      We have retained Third Capital to provide certain professional and advisory services to us, including the services of Mr. Jarratt as Chairman of the Board and Chief Executive Officer. We pay Third Capital a monthly fee for such services, and reimburse it for direct expenses incurred by it and its employees when engaged in providing services to us and our subsidiaries, such as travel costs and costs of room and board when working in our offices away from the cities in which they reside, under an oral agreement which is cancelable on thirty days notice. On June 3, 2004, the monthly fee payable to Third Capital for such services was reduced from $76,500 to $42,500, effective July 1, 2004. During 2003, we paid Third Capital a total of $918,000 for professional and advisory services and an additional $108,529 for expenses. Mr. Jarratt is the Chief Manager and Chief Executive Officer of Third Capital.

      We have entered into an employment agreement, dated as of June 1, 2004, with Barry S. Fischer, our General Counsel and Secretary, who also serves as President of JB Oxford & Company and National Clearing Corp., which provides Mr. Fischer shall be employed by us until May 31, 2005, and thereafter until such time as either party gives written notice of termination to the other party. Mr. Fischer will be paid an annual salary of $250,000, and be entitled to the same benefits as were being provided to him at the time of the execution of the agreement. Mr. Fischer may also receive bonuses and increases in salary at the discretion of the Board of Directors. In the event that Mr. Fischer's employment is terminated by us during such one-year period without cause (as defined in the agreement), or if Mr. Fischer terminates his employment during such period for good reason (as defined in the agreement), we will continue to make monthly payments to him at the current rate of compensation (salary and benefits) until May 31, 2005. In the event that Mr. Fischer's employment is terminated by us without cause, or if Mr. Fischer terminates his employment for good reason, on or after June 1, 2005, but prior to June 1, 2006, we will continue to make monthly payments to him at the current rate of compensation for a period of one year following the date of termination of employment. If Mr. Fischer terminates his employment at any time after June 1, 2006, we will continue to make monthly payments to him at the current rate of compensation for a period of one year following the date of his termination of employment. In the event that Mr. Fischer's employment is terminated by us at any time without cause, or if Mr. Fischer terminates his employment at any time prior to June 1, 2006 for good reason, or if Mr. Fischer terminates his employment at any time on or after June 1, 2006 for any reason, all stock options held by him shall be immediately exercisable and may be exercised through the end of the post-termination compensation payment period, and all shares of restricted stock previously issued to him under any of our employee benefit plans will immediately vest on the date of termination, and all forfeiture provisions relating to, and restrictions upon transfer of, such shares shall lapse, unless such changes are not permitted under the applicable benefit plan. Mr. Fischer has agreed not to compete with us anywhere in the United States, or solicit our employees for other employment, for a period of one year after termination of his employment with us.

      We have entered into an employment agreement, dated as of June 1, 2004, with Michael J. Chiodo, our Chief Financial Officer and Treasurer, which provides Mr. Chiodo shall be employed by us until May 31, 2005, and thereafter until such time as either party gives written notice of termination to the other party. Mr. Chiodo will be paid an annual salary of $150,000, and be entitled to the same benefits as were being provided to him at the time of the execution of the agreement. Mr. Chiodo may also receive bonuses and increases in salary at the discretion of the Board of Directors. In the event that Mr. Chiodo's employment is terminated by us during such one-year period without cause (as defined in the agreement), or if Mr. Chiodo terminates his employment during such period for good reason (as defined in the agreement), we will continue to make monthly payments to him at the current rate of compensation (salary and benefits) until May 31, 2005. In the event that Mr. Chiodo's employment is terminated by us without cause, or if Mr. Chiodo terminates his employment for good reason, on or after June 1, 2005, but prior to June 1, 2006, we will continue to make monthly payments to him at the current rate of compensation for a period of one year following the date of termination of employment. If Mr. Chiodo terminates his employment at any time after June 1, 2006, we will continue to make monthly payments to him at the current rate of compensation for a period of one year following the date of his termination of employment. In the event that Mr. Chiodo's employment is terminated by us at any time without cause, or if Mr. Chiodo terminates his employment at any time prior to June 1, 2006 for good reason, or if Mr. Chiodo terminates his employment at any time on or after June 1, 2006 for any reason, all stock options held by him shall be immediately exercisable and may be exercised through the end of the post-termination compensation payment period, and all shares of restricted stock previously issued to him under any of our employee benefit plans will immediately vest on the date of termination, and all forfeiture provisions relating to, and restrictions upon transfer of, such shares shall lapse, unless such changes are not permitted under the applicable benefit plan. Mr. Chiodo has agreed not to compete with us anywhere in the United States, or solicit our employees for other employment, for a period of one year after termination of his employment with us.

CODE OF ETHICS

      Due to the variety of other significant matters that have required the attention of the Board of Directors during 2004, and Mr. Jarratt's controlling interest in us coupled with his oversight of our operations since April 2004, the Board of Directors has not yet adopted a code of ethics for all of our directors, officers and employees. It is anticipated that such a code of ethics will be adopted by the Board shortly after the annual meeting. When adopted, the code of ethics will be available without charge upon written request sent to JB Oxford Holdings, Inc., Attn: Corporate Secretary, 15165 Ventura Boulevard, Suite 330, Sherman Oaks, California 91403.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None

PERFORMANCE GRAPH

      The following graph compares the cumulative total return on our common stock with the cumulative total return of the companies in the Nasdaq US Index and the Nasdaq Financial Index. Cumulative total return for each of the periods shown in the performance graph is calculated from the last sale price of our common stock at the end of the period and assumes an initial investment of $100 on December 31, 1998, and the reinvestment of any dividends.

[LINE CHART OMITTED]

STOCK OWNERSHIP OF CERTAIN SHAREHOLDERS AND MANAGEMENT

      The following table includes, as of November 1, 2004, stock ownership for each shareholder known by us to be the owner of more than 5% of the outstanding shares of common stock, each director, director nominee and Named Executive Officer and all of our directors, director nominees and executive officers as a group. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them (all shares have been adjusted to reflect the one for ten reverse stock split which was effective October 15, 2002).


NAME AND ADDRESS(1)                                    SHARES              PERCENT OF
OF BENEFICIAL OWNER                              BENEFICIALLY OWNED           CLASS
-------------------                              ------------------           -----
Christopher L. Jarratt                           2,156,724(2)                 56.7%
David G. Mahood                                      4,000(3)                   *
Terry N. Pefanis                                     3,000(3)                   *
Barry S. Fischer                                     2,000(4)                   *
Michael J. Chiodo                                    1,984(5)                   *
Bernard M. Notas                                         0                      0
Third Capital Partners, LLC                      2,039,474                    55.2%
3773 Howard Hughes Parkway
Las Vegas, Nevada 89109

All Named Executive Officers and
  Directors as a group (6 persons)               2,167,708                    56.8%

-----------------------------------------------
* Less than 1%

(1) Unless otherwise indicated, the address of each of the beneficial owners is c/o JB Oxford Holdings, Inc., 9665 Wilshire Boulevard, Suite 300, Beverly Hills, California 90212.
(2) Includes 2,039,474 shares of common stock owned by Third Capital Partners, LLC ("Third Capital Partners"). Mr. Jarratt, as Chief Manager and Chief Executive Officer of Third Capital Partners, has the sole right to vote, or direct the voting of, and the sole power to dispose or to direct the disposal of, the shares of common stock owned by Third Capital Partners. Also includes options to purchase 112,500 shares of common stock.
(3)   Represents options to purchase common stock.
(4)   Includes options to purchase 1,000 shares of common stock.
(5)   Includes options to purchase 400 shares of common stock.

CHANGE OF CONTROL

      On September 13, 2004, Third Capital Partners, LLC converted two convertible promissory notes issued by us with an outstanding principal balance of $5,418,696 into 2,029,474 shares of our common stock, which is reflected in the table above. The conversion of such notes into common stock caused a change in control, as the shares issued to Third Capital Partners represented approximately 52.7% of the shares of our common stock outstanding after such conversion, giving Third Capital Partners the power to elect our directors and control or direct our business affairs, including matters requiring shareholder approval. Christopher L. Jarratt, as Chief Manager and Chief Executive Officer of Third Capital Partners, has the sole right to vote, or direct the voting of, the shares of common stock owned by Third Capital Partners.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. To our knowledge based on copies of such reports furnished to us, there were no untimely filings under Forms 3, 4, or 5 by such persons during the year ended December 31, 2003.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      We have entered into five transactions with Third Capital Partners and a related affiliate, Third Capital. They are as follows:

1. On or about May 26, 1998, Third Capital Partners acquired $3,418,695.59 principal amount of the 9% Secured Convertible Note, issued pursuant to our Senior Secured Convertible Note Purchase Agreement dated March 10, 1995, and having a maturity date of December 31, 1999. The note, when issued, was convertible into our $0.01 par value common stock at a rate of $1.00 per share, before adjustment for the 1-for-10 reverse split which occurred in October 2002. Under the initial conversion rate, this note was convertible into 3,418,695 shares of common stock, before adjustment for the reverse split.

      As a part of the same transaction, on or about June 8, 1998, Third Capital Partners acquired $2,000,000.00 principal amount of the 9% Secured Convertible Note, issued pursuant to our Senior Secured Convertible Note Purchase Agreement dated June 8, 1998, and having a maturity date of December 31, 1999 (the two notes are together referred to as the "Secured Convertible Notes"). As part of the acquisition, we and Third Capital Partners agreed to adjust the conversion rate for the Secured Convertible Notes to $0.70 per share, before adjustment for the 1-for-10 reverse split which occurred in October 2002. After the adjustment in conversion rate, the Secured Convertible Notes were convertible into 7,740,993 shares of common stock, before adjustment for the reverse split. The issuance of the Secured Convertible Notes was not registered under the Securities Act of 1933 in reliance upon the exemption set forth in Section 4(2) of that Act relating to transactions by an issuer not involving a public offering.

      On or about November 8, 1999, the maturity date for the Secured Convertible Notes was extended to December 31, 2000. On or about December 13, 2000, the maturity date for the Secured Convertible Notes was extended to December 31, 2001. On or about December 31, 2001, the maturity date for the Secured Convertible Notes was extended to December 31, 2002. On or about December 31, 2002, we and Third Capital Partners entered into a Note Extension Agreement which, i) extended the maturity date to December 31, 2003, and ii) adjusted the conversion rate to $2.67 per share of common stock, the closing price of our common stock on the Nasdaq SmallCap Market on December 31, 2002. As a result, and after giving effect to the 1-for-10 reverse split which occurred in October 2002, the Secured Convertible Notes were convertible into 2,029,474 shares of common stock. On December 31, 2002, the maturity date for the Secured Convertible Notes was extended to December 31, 2004. Related interest expense for 2003, 2002 and 2001 was $487,683, $487,683, and $486,943, respectively, for the Secured Convertible Notes. On September 13, 2004, Third Capital Partners converted the two convertible promissory notes with an aggregate outstanding principal balance of $5,418,696 into 2,029,474 shares of our common stock.

2. On or about February 18, 1999, we approved a transaction between Third Capital Partners and Oeri Finance, Inc., and Felix A. Oeri (collectively, "Oeri"). Oeri was a substantial shareholder of ours prior to this transaction, and Felix A. Oeri was Chairman of our Board of Directors. The transaction consisted of the following:

a. We agreed to waive certain rights we had under a Right of First Refusal, dated May 27, 1998, to acquire shares of our stock held by Oeri;

b. Oeri forgave the outstanding balance of $728,125 (reported as an extraordinary item net of income tax in 1999) due from us under a Promissory Note dated May 27, 1998, in the original amount of $1,213,125;

c. We transferred to Oeri Finance, Inc. all equipment and furniture in its Basel, Switzerland office;

d. We established the JB Oxford Revocable Government Trust (the "Trust"), and loaned it $586,915, which was used to purchase 469,540 shares of our common stock held or controlled by Oeri at an average price of $1.25 (46,954 shares at $12.50, after adjustment for the reverse stock split in October 2002). The Trust terminated pursuant to its terms on February 18, 2001, and ownership of the Trust's shares of our common stock were transferred to us in satisfaction of the loan; and,

e. We agreed to allow Third Capital Partners to acquire 100,000 shares of our common stock from Oeri Finance, Inc. for total consideration of $10.00 (10,000 shares after adjustment for the reverse stock split in October
      2002).

      Subsequent to these transactions, Oeri filed 13D statements with the SEC indicating ownership of less than 5% of our stock.

3. On or about December 13, 2000, we loaned $2,500,000 to Third Capital Partners, pursuant to a written promissory note, payable on or before December 31, 2001. The note bears interest at the rate of 9 1/4%, and may be pre-paid in whole or in part without penalty. The loan was a re-classification of a portion of a pre-existing margin debt owed by Third Capital Partners to our brokerage subsidiary, and was secured by the $2,000,000 Secured Convertible Note and our common stock. The re-classification was entered into to ensure that the amount of the remaining portion of the margin debt complied with our retail brokerage subsidiary's lending policies.

      By agreement dated December 31, 2001, the maturity date for the promissory note was extended to December 31, 2002. Effective on or about March 22, 2002, as part of a restructuring of inter-company debts between us and our wholly-owned subsidiary, National Clearing Corp. (then known as JB Oxford & Company), the promissory note was assigned to NCC, and the maturity date was extended to December 31, 2007.

4. By agreement dated December 16, 1999, we agreed to pay a monthly advisory fee to Third Capital, LLC, an affiliate of Third Capital Partners, in the amount of $85,000 per month, included in professional services, plus all direct and indirect expenses incurred in providing such advisory services to us and our subsidiaries. Since that time, members of Third Capital, LLC have held executive positions as our Chairman, Chief Executive Officer, President and Chief Operating Officer. Effective October 2001, Third Capital, LLC agreed to reduce its fee by 10%, to $76,500 per month, plus expenses. On June 3, 2004, the monthly fee was reduced from $76,500 to $42,500, plus expenses, effective July 1, 2004, following the resignation of James G. Lewis, who served as our President and Chief Operating Officer through April 15, 2004. The advisory fee paid to Third Capital, LLC was $918,000, $918,000, and $1,042,276 in 2003, 2002, and 2001, respectively.

5. In connection with the sale of the customer accounts of JB Oxford & Company to Ameritrade, Inc. in October 2004, we paid a fee of $400,000 to Third Capital LLC for its investment banking services to us in that transaction.

               PROPOSAL 2 -- RATIFICATION OF INDEPENDENT AUDITORS

      As described more fully below, in April 2004, our audit committee appointed BDO Seidman, LLP as our independent auditors for the fiscal year ending December 31, 2004, replacing our former independent auditing firm, Ernst & Young, LLP. Our Board of Directors has recommended ratification of this selection by our shareholders. Although our by-laws do not require the selection of independent auditors to be submitted to shareholders for approval, this selection is being presented to shareholders for ratification or rejection at the annual meeting. If the ratification of BDO Seidman is rejected, the audit committee will consider the appointment of other independent auditors.

      During March 2004, our audit committee solicited proposals from potential audit firms for preparation of our 2004 consolidated financial statements. The decision to seek a new audit firm was based, in part, on the fact that the then current audit staff was required to transition off the audit under the provisions of The Sarbanes-Oxley Act of 2002. On April 12, 2004 we received notification from Ernst & Young that it would not stand for re-election as our independent auditors to audit our December 31, 2004 financial statements. On April 16, 2004, our audit committee selected BDO Seidman, LLP as our new independent auditors, subject to execution of a mutually agreeable engagement letter. We executed an engagement letter for auditing services with BDO Seidman on May 10, 2004.

      We did not consult BDO Seidman during our two most recently completed fiscal years or the interim period between December 31, 2003, and May 10, 2004, regarding the application of accounting principles to a specified transaction or any matter that was subject to any disagreement or reportable event.

      The audit reports of Ernst & Young on our consolidated financial statements for the most recently completed two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to audit scope or accounting principles. The audit report issued March 10, 2004 on the consolidated financial statements as of December 31, 2003 was qualified as to uncertainty regarding our recurring operating losses, limited access to capital markets and significant pending litigation.

      During the two most recently completed fiscal years and the subsequent interim period through April 12, 2004, there were no disagreements with Ernst & Young on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make a reference to the subject matter of the disagreements in connection with its reports on our consolidated financial statements for any such periods. Ernst & Young has furnished us with a letter addressed to the SEC stating that it agrees with the foregoing statements.

      A representative of Ernst & Young LLP is not expected to be present at the annual meeting. A representative of BDO Seidman, LLP is expected to be present at the annual meeting, and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

                             AUDIT COMMITTEE REPORT

      In accordance with its written charter that was approved and adopted by the Board of Directors, the audit committee assists the Board in fulfilling its responsibility of overseeing the quality and integrity of the company's accounting, auditing and financial reporting practices. During 2003, the audit committee was composed of Messrs. Pefanis, Grossi and Mahood.

      In connection with the company's December 31, 2003 audited financial statements, the audit committee reviewed and discussed the financial statements with management. The audit committee also discussed with Ernst & Young, LLP, our independent auditors for the year ended December 31, 2003, the matters required by Statement on Auditing Standards ("SAS") No. 61, "Communication with Audit Committees," as amended by SAS No. 90.

      In discharging its oversight responsibility as to the audit process, the audit committee obtained from Ernst & Young a formal written statement describing all relationships between it accountant and the company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and discussed with the auditors any relationships that may impact the auditors' objectivity and independence. In considering the auditors' independence, the audit committee also considered whether the non-audit services performed by the auditors on the company's behalf were compatible with maintaining the independence of the auditors.

      Based on the audit committee's review and discussions with management and the independent auditors, the audit committee recommended to the Board of Directors that the audited financial statements be included in the company's Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the SEC.

                                         Audit Committee

                                         MARK D. GROSSI
                                         DAVID G. MAHOOD
                                         TERRY N. PEFANIS

PRINCIPAL ACCOUNTING FIRM FEES

      The following table lists the aggregate fees billed to us for the fiscal years ended December 31, 2003 and December 31, 2002, by our principal accounting firm during such years, Ernst & Young, LLP:


                                                2003            2002
                                          --------------------------------

                Audit Fees                     $174,026       $201,250
                Audit-Related Fees (1)            5,335             --
                Tax Services                         --             --
                All Other Fees                       --             --
                --------------
      (1) Consulting regarding asset acquisitions

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT AUDITORS

      The audit committee has not adopted any pre-approval policies relating to the engagement of our independent auditors to perform audit and permissible non-audit services. The audit committee approves all such engagements with the auditors prior to the performance of services by them.

OTHER MATTERS

      We do not intend to present any other items of business and know of no other matters that will be brought before the annual meeting.

                                          By Order of the Board of Directors,

                                         BARRY S. FISCHER
November 19, 2004                        Secretary

---------------------------------------------------------------------------------------
JB OXFORD HOLDINGS, INC.      VOTE BY MAIL
15165 VENTURA BLVD.           Mark, sign and date your proxy card and return it in the
SUITE 330                     postage-paid envelope we have provided or return it to
SHERMAN OAKS, CA  91403       JB Oxford Holdings, Inc., c/o ADP, 51 Mercedes Way,
                              Edgewood, NY  11717
---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------
AUTO DATA PROCESSING
INVESTOR COMM SERVICES
ATTN:
TEST PRINT
51 MERCEDES WAY
EDGEWOOD, NY
11717
---------------------------------------------------------------------------------------




                                                           123,456,789,012.00000
                                                                    000000000000
                                                             1234567890123456789

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  |X|
                                JBOXFD       KEEP THIS PORTION FOR YOUR RECORDS
--------------------------------------------------------------------------------
                                             DETACH AND RETURN THIS PORTION ONLY

JB OXFORD HOLDINGS, INC.
                                                      02 0000000000 214853428492

------------------------------------------------------------------------------------------------------
Vote on Directors                          For        Withhold     For All    To withhold authority to
Proposal 1.  To elect directors            All        All          Except     Vote for any individual
to serve a term of one year or                                                Nominee, mark "For All
until a successor of each has                                                 Except" and write the
Been duly elected and qualified,                                              Nominees number on the
as follows:                                                                   Line below
------------------------------------------------------------------------------------------------------
     01) Christopher L. Jarratt
     02) David G. Mahood                   |_|        |_|          |_|
     03) Terry N. Pefanis                                                     ____________________
     04) Bernard M. Notas
------------------------------------------------------------------------------------------------------


Vote on Proposal

PROPOSAL 2. To ratify the appointment of BDO Seidman,   For     Against      Abstain
LLP as JB Oxford's independent auditors for 2004.       |_|       |_|          |_|

PROPOSAL 3. To transact any other business that may properly come
Before the annual meeting or any adjournment thereof.

-------------------------------------------------------------------------------------------------
Note:  Please sign exactly as name appears                         AUTO DATE PROCESSING
Hereon.  Joint owners should each sign.                            INVESTOR COMM SERVICES
When signing as an attorney, executor,                             ATTN:
Administrator, trustee, guardian or corporate                      TEST PRINT
officer, please give full title as such.                           51 MERCEDES WAY
                                                                   EDGEWOOD, NY
                                                                   11717
Signature [PLEASE SIGN WITHIN BOX]           Date       PO5349     Signature (Joint Owners)  Date
-------------------------------------------------------------------------------------------------
                                                                       123,456,789,012
                                                                             466107A99
                                                                                     2

                               JB OXFORD HOLDINGS
                         15165 Ventura Blvd., Suite 330
                         Sherman Oaks, California 91403

   PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD DECEMBER 31, 2004.
                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned, having received notice of the Annual Meeting of Shareholders of JB Oxford Holdings, Inc. to be held at 1:00 P.M. local time on Monday, December 13, 2004, hereby designates and appoints Christopher L. Jarratt and Barry S. Fischer, and each of them with authority to act without the other, as attorneys and proxies for the undersigned, with full power of substitution, to vote all shares of common stock of JB Oxford Holdings, Inc. that the undersigned is entitled to vote at such meeting or at any adjournment thereof, with all the powers the undersigned would possess if personally present, such proxies being directed to vote as specified below and in their discretion on any other business that may property come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

The undersigned reserves the right to revoke this Proxy at any time prior to the Proxy being voted at the Meeting. The Proxy may be revoked by delivering a signed revocation to the Company at any time prior to the Meeting, by submitting a later-dated Proxy, or by attending the Meeting in person and casting a ballot. The undersigned hereby revokes any proxy previously given to vote such shares at the Meeting.